Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-11 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated September 1, 2017, with respect to the consolidated financial statements of Americold Realty Trust included in Amendment No. 4 to the Registration Statement (File No. 333-221560) and related Prospectus of Americold Realty Trust for the registration of its common stock.

/s/ Ernst & Young LLP

Atlanta, GA

January 18, 2018